--------------------------------------------------------------------------------
                                                  FOR: RELM Wireless Corp.

                                          APPROVED BY: William P. Kelly
                                                       VP of Finance & CFO
FOR IMMEDIATE RELEASE                                  RELM Wireless Corporation
---------------------                                  321-984-1414


      RELM WIRELESS ANNOUNCES PROFIT FOR FOURTH QUARTER AND FULL YEAR 2001

           - COMPANY ANNOUNCES THIRD CONSECUTIVE PROFITABLE QUARTER -
  - FOURTH QUARTER GROSS MARGINS IMPROVE TO 29.9% OVER 23.2% IN THE PRIOR YEAR-

WEST MELBOURNE, FL, January 16, 2002 - RELM Wireless Corporation (NASDAQ: RELM) today announced its operating results for the fourth quarter and year ended December 31, 2001.

Revenue for the fourth quarter of 2001 increased 6.3% to $5.7 million, from $5.3 million for the same period last year. Net income for the fourth quarter of 2001 totaled approximately $51,000, or $0.01 per diluted share, compared to a loss of ($947,000), or ($0.18) per diluted share, for the fourth quarter of the prior year.

Fourth quarter revenues for the Company's core Land Mobile Radio (LMR) products, which are its strategic focus, increased approximately 10.6% to $5.7 million, from $5.1 million for the same period in 2000. This is primarily the result of increased Uniden-branded product sales to the business and industrial market segments, as well as BK Radio product sales primarily to the Communications Electronics Command of the U.S. Army.

Gross profit margins for the fourth quarter of 2001 improved to 29.9% from 23.2% in the same period of 2000 reflecting the combined impact of manufacturing cost reductions and increased sales volumes. For the fourth quarter, SG&A expenses were $1.5 million, or 27.3% of sales, versus $1.6 million, or 30.3% of sales in the prior year period.

Revenue for the year 2001 increased 8.3% to $22.8 million, from $21.1 million for the year 2000. Net income for the year 2001 totaled approximately $122,000, or $0.02 per diluted share, compared to a loss of ($1.4) million, or ($0.27) per diluted share for the prior year.

For the year 2001, revenues from core LMR products increased 12.8% to $22.8 million from $20.2 million for last year. This increase was largely driven by sales of the Company's GMH mobile radios that were introduced in the fourth quarter of 2000, and the growth of the Uniden product line, which was acquired in March of 2000.

For the year 2001, gross profit margins improved to 29.0% compared to 25.6% for the year 2000 due to manufacturing cost reductions and higher sales volumes throughout the year. Selling, general, and administrative costs (SG&A) decreased 14.5% to $5.9 million, or 26.0% of sales, compared to $6.9 million, or 32.9% of sales, for the same period last year, as the Company continued to streamline its support functions.

Interest expense for 2001 decreased 37.9% to approximately $579,000 from $933,000 for the prior year as cash flow from operational improvements enabled the company to reduce its borrowings.

RELM WIRELESS ANNOUNCES PROFIT FOR FOURTH QUARTER                 PAGE 2
AND FULL YEAR 2001

David P. Storey, President and Chief Executive Officer commented: "We are very pleased with our progress during 2001, closing with three consecutive profitable quarters. Improvements have been realized in every corner of the company. Revenues have grown and manufacturing operations have improved, yielding dramatically higher gross margins. SG&A and interest expenses have been reduced significantly."

Mr. Storey continued: "More importantly, we are executing initiatives that will help secure our future success. New products have been developed and introduced that improve our competitive position in business and industrial markets. The designs of additional new products, including APCO Project 25 compliant digital radios, are already well underway. We have forged alliances with strong technology and manufacturing partners. These alliances are already helping to drive lower product costs, and are enabling us to explore new technologies and market opportunities."

Mr. Storey concluded: "Underlying our improved performance is a company-wide commitment to quality and customer service. We intend to maintain that focus in 2002 and beyond, which we believe will be the key to our continued profitable growth."

For over 55 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company's Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                      # # #


                          (Financial Tables to Follow)

                           RELM WIRELESS CORPORATION
                Condensed Consolidated Statements of Operations
                    (In Thousands Except Per Share Amounts)
                                  (Unaudited)


                                               Three Months Ended            Year Ended
                                               ------------------            ----------
                                             12/31/01     12/31/00     12/31/01     12/31/00
                                             --------     --------     --------     --------
Sales                                          5,678        5,342       22,809       21,054

COSTS & EXPENSES:
Cost Of Sales                                  3,978        4,102       16,190       15,674
SG&A                                           1,548        1,618        5,926        6,930
                                            --------     --------     --------     --------
Total Costs & Exp                              5,526        5,720       22,116       22,604

Operating Income (Loss)                          152         (378)         693       (1,550)

OTHER INCOME (EXPENSE):
Interest Expense                                (127)        (198)        (579)        (933)
Gains On Sales                                     0         (181)           0          984
Other Income (Expense)                            26           76            8          337
                                            --------     --------     --------     --------

Income (Loss) From Continuing Operations          51         (681)         122       (1,162)

Loss From Discontinued Operations                  0         (266)           0         (266)

Tax Expense (Benefit)                              0            0            0            0
                                            --------     --------     --------     --------

Net Income (Loss)                           $     51     $   (947)    $    122     $ (1,428)
                                            ========     ========     ========     ========

Earnings (Loss) per share - basic
   Continuing operations                    $   0.01     $  (0.13)    $   0.02     $  (0.22)
   Discontinued operations                  $   --       $  (0.05)    $   --       $  (0.05)
                                            --------     --------     --------     --------
                                            $   0.01     $  (0.18)    $   0.02     $  (0.27)
                                            ========     ========     ========     ========

Earnings (Loss) per share - diluted
   Continuing operations                    $   0.01     $  (0.13)    $   0.02     $  (0.22)
   Discontinued operations                  $   --       $  (0.05)    $   --       $  (0.05)
                                            --------     --------     --------     --------
                                            $   0.01     $  (0.18)    $   0.02     $  (0.27)
                                            ========     ========     ========     ========

Basic shares outstanding                       5,346        5,346        5,346        5,346
Diluted shares outstanding                     5,404        5,346        5,383        5,346